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                                                                     Exhibit 2.2

     THIS RESCISSION AGREEMENT effective as of November 6, 2003, by and among Digital Broadband Networks Inc, (the "Purchaser") and Convergent Technologies, Inc. (the "Company") and Ismail Talib and Islina Abdullah (collectively known as "Sellers" and individually as "Seller")

     WHEREAS by that certain Stock Purchase Agreement dated the 19th day of May, 2003 (hereinafter the "Agreement") the Sellers agreed to sell and the Purchaser agreed to purchase the entire outstanding shares of the Company (the "Shares") free from all encumbrances for a total consideration of US Dollars Two Million Six Hundred Thousand (US $2,600,000) subject to the terms and conditions therein contained.

     AND WHEREAS the Purchaser has partially paid to the Sellers a sum of US Dollars One Hundred and Fifty Thousand (US $150,000) (hereinafter referred to as the "Payment").

     AND WHEREAS the parties have agreed to rescind and cancel the Agreement subject to the terms and conditions set forth below.


In consideration of the mutual promises and obligations, the adequacy of which is hereby acknowledged,

THE PARTIES HERETO AGREE as follows:-

1. Sellers will refund to Purchaser the Payment previously made in the amount of US Dollars One Hundred and Fifty Thousand (US $150,000). Sellers will pay to Purchaser the amount of US Dollars Fifty Thousand (US $50,000) as a cancellation fee.

2. The parties hereby agree that the Agreement previously executed by and among the parties be and is hereby rescinded and cancelled ab initio and shall have no force or effect.

3. The Purchaser and the Sellers hereby agree that the Agreement shall not create any rights or remedy between or among the parties and that all such rights or remedies as may exist shall be governed by this agreement.

4. The Sellers shall defend and indemnify Purchaser against all claims, actions, demands, proceedings, losses, damages whatsoever and any consequences howsoever arising from or related to the transaction that is the subject of the Agreement or the rescission of the Agreement, including costs, disbursements and attorney's fees.

5 This Agreement is binding upon the heirs, assigns and personal representatives of the Sellers and the successors interest and assigns of the Purchaser.

6. In this Agreement where the context so admits the term "the Sellers" and "the Purchaser" shall include their heirs, successors, personal representatives and assigns and where there are two or more persons included in the term "the Sellers" and "the Purchaser" their liabilities under this Agreement shall be joint and several. Words importing the masculine gender shall be deemed and taken to include the feminine and neuter genders and the singular to include the plural and vice versa.

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7. All legal costs and disbursements incidental to this Agreement shall be borne by the Sellers absolutely.

8. Any claim, dispute or controversy arising out of or related to this agreement shall subject to arbitration before a retired justice of the Supreme Court of New York or a retired judge of the United States District Court who formerly presided in the State of New York. Such arbitration proceeding shall be held in the City of New York, State of New York, and the arbitrator shall utilize such procedures as he or she deems necessary and appropriate to obtain the prompt resolution of such claim, dispute or controversy. Any aggrieved party may commence an arbitration proceeding by sending a demand for arbitration to the other party or parties. In the event that the arbitrator determines that a breach of this agreement has occurred, he shall award the prevailing party its costs, expenses and attorney's fees.

9. This agreement constitutes the parties entire agreement. It may be amended only in writing signed by all parties. This Agreement shall be governed by the laws of the State of New York without reference to any principles of conflict of laws.

10. This agreement may be executed in such counterparts as the parties deem necessary and convenient. All such counterparts when taken together shall constitute the final agreement. A facsimile signature shall have the same force and effect as the original.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.


DIGITAL BROADBAND NETWORKS, INC.



By:  /s/ Patrick Soon-Hock Lim
   ---------------------------------
Name: Patrick Soon-Hock Lim
Chairman and CEO



CONVERGENT TECHNOLOGIES, INC.



By:  /s/ Ismail Talib
   -------------------------------
Name: Ismail Talib
President





By:  /s/ Ismail Talib
        ------------------------------
Name: Ismail Talib





By:  /s/ Islina Abdullah
       -------------------------------
Name: Islina Abdullah